Tidal ETF Trust 485BPOS

Exhibit 99.(p)(xviii)

NOBLE-IMPACT CAPITAL, LLC
CODE OF ETHICS
September 2022

ANNEX C
CODE OF ETHICS AND PERSONAL TRADING POLICY

Statement of General Policy

Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Rule”) requires the Company to adopt a code of ethics and personal trading policy containing provisions reasonably necessary to prevent access persons (as defined therein) from engaging in any act, practice or course of business prohibited by the Rule. Accordingly, this Code of Ethics and Personal Trading Policy (the “Code”) has been adopted to ensure that those who have knowledge of the portfolio transactions will not be able to act thereon to the disadvantage of the Company or its Clients. The Code does not purport comprehensively to cover all types of conduct or transactions which may be prohibited or regulated by the laws and regulations applicable to the Company and persons connected with it. It is the responsibility of each employee to conduct personal securities transactions in a manner that does not interfere with the transactions of the Company or otherwise take unfair advantage of the Company, and to understand the various laws applicable to such employee. Any term used but not defined in the Code is defined in the main text of this Manual.

Definitions

“Access Person” means each employee other than those who are determined by the Noble-Impact Capital Executive (i) not to have access to nonpublic information regarding any Clients’ purchase or sale of securities and (ii) not to be involved in making securities recommendations to Clients and not to have access to such recommendations that are non-public may be excused from the personal securities reporting obligations set forth below. A record of all such determinations shall be maintained by the Compliance Officer.

“Automatic Investment Plan” means a program, including a dividend reinvestment plan, in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

“Beneficial Interest” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder, which includes any interest in which a person, directly or indirectly, has or shares a direct or indirect pecuniary interest. A pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from any transaction. In general, “Beneficial Interest” shall mean, ownership of securities or securities accounts by or for the benefit of a person, or such person’s “family member,” including any account in which the employee or family member of that person holds a direct or indirect beneficial interest, retains discretionary investment authority or other investment authority (e.g., a power of attorney). The term “family member” means any person’s spouse, child or other relative, whether related by blood, marriage or otherwise, who either resides with, or is financially dependent upon, or whose investments are controlled by that person and any unrelated individual whose investments are controlled and whose financial support is materially contributed to by the person, such as a “significant other.”

“Code” shall mean this Code of Ethics and Personal Trading Policy.

“Compliance Officer” shall mean George Noble, his successor or designee.

“Covered Security” shall mean any “security,” and any security related to or connected with such security. The term “security” shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, as amended, including any right to acquire such security, such as puts, calls, other options or rights in such securities, and securities-based futures contracts, except that it shall not include: (i) securities which are direct obligations of the government of the United States, (ii) shares issued by U.S. registered open-end investment companies, including open-end exchange traded funds, or (iii) bankers’ acceptances, bank certificates of deposit, commercial paper or high quality short-term debt instruments, including repurchase agreements.

“ Management Executive” shall mean George Noble or any of his successors or designees.

“General Restricted List” means a combined list of Covered Securities in which any of the Company’s client accounts are invested, or are considering an investment.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, before the registration, was not required to file under Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or an initial public offering under comparable foreign law.

“Investment Personnel” means any employee, officer or director of the Company (or any company in a control relationship with the Company) who, in connection his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Company on behalf of Company clients. Investment Personnel also includes any person who controls the Company or any investment adviser entity of the Company and who obtains information concerning recommendations made to the Company regarding purchase or sale of securities by the Company.

“Limited Offering” means an offering that is exempt from under Section 4(2) or Section 4(6) under the Securities Act of 1933, as amended, or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933, as amended, and similar offerings under comparable foreign law.

PREFERENTIAL TREATMENT, GIFTS AND ENTERTAINMENT

As a general matter, no employee shall seek or accept favors, preferential treatment or any other personal benefit because of his or her association with the Company, except those usual and normal benefits directly provided by the Company.

No employee shall accept any entertainment, gift or other personal benefit that may create or appears to create a conflict between the interests of such person and the Company. In addition, employees are prohibited from receiving any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Company. For purposes of this Code, de minimis is defined as reasonable and customary business entertainment, such as an occasional meal, a ticket to a sporting event or the theater, or comparable entertainment which is neither so frequent nor so extensive as to raise any question of propriety. For more details, see the Company’s Gift and Entertainment Policy set forth in the Company’s Compliance Manual. Any questions regarding the receipt of any gift or other personal benefit should be directed to the Compliance Officer.

CONFLICTS OF INTEREST

If any employee is aware of a personal interest that is, or might be, in conflict with the interest of the Company, such employee should disclose the situation or transaction and the nature of the conflict to the Compliance Officer for appropriate consideration. Without limiting the foregoing, Investment Personnel who are planning to invest in or make a recommendation to invest in a security for the Company, and who have a material interest in the security or a related security, must first disclose such interest to the Compliance Officer. The Compliance Officer shall conduct an independent review of the recommendation to purchase the security for Clients and written evidence of such review shall be maintained by the Compliance Officer. Investment Personnel may not fail to timely recommend a suitable security to, or purchase or sell of suitable security for, the Company in order to avoid an actual or apparent conflict with a personal transaction in a security.

SERVICE AS A DIRECTOR AND DIRECTOR COMPENSATION

Investment Personnel are prohibited from accepting any new appointment to the board of director of any unaffiliated company, absent prior authorization of the NIC Executive. In determining whether to authorize such appointment, the NIC Executive shall consider whether the board service would be adverse to the interests of the Company or its clients. Investment Personnel may not participate in a decision to purchase or sell a security, on behalf of any Client Account, of any company for which he/she serves as a director. All Investment Personnel shall report existing board positions with for-profit corporations, business trusts or similar entities within 10 days of becoming an Investment Personnel. All Investment Personnel must notify the Compliance Officer within 10 days of accepting a new appointment to serve on the board of directors of any for-profit corporation, business trust or similar entity (other than any portfolio company in which any of the Company’s Clients invest). Any fees, including in-kind compensation and stock options, received by a Company employee as a result of serving in his or her capacity as a Company employee on the board of directors of a portfolio company must be paid by such employee to the Company unless other arrangements are made with the NIC Executive.

INSIDE INFORMATION

U.S. securities laws and regulations, and certain foreign laws, prohibit the misuse of “inside” or “material non-public” information when trading or recommending securities. In addition, Regulation FD prohibits certain selective disclosure to analysts.

Inside information obtained by any employee from any source must be kept strictly confidential. All inside information should be kept secure, and access to files and computer files containing such information should be restricted. Persons shall not act upon or disclose material non-public or insider information except as may be necessary to fulfill the Company’s legal or regulatory obligations or for legitimate business purposes on behalf of the Company. Questions and requests for assistance regarding insider information should be promptly directed to the Compliance Officer.

Inside information may include, but is not limited to, knowledge of pending orders or research recommendations, corporate finance activity, mergers or acquisitions, advance earnings information and other material non-public information that could affect the price of a security.

Company and shareholder account information is also confidential and must not be discussed with any individual whose responsibilities do not require knowledge of such information.

PERSONAL SECURITIES TRANSACTION RESTRICTIONS

Purchases and Sales of a Covered Security. No employee of the Company shall purchase or sell, directly or indirectly:

any Covered Security in which he or she has, or by reason of such transaction will acquire, any direct or indirect beneficial ownership and which, to his or her actual knowledge at the time of such purchase or sale, is being purchased or sold by the Company on behalf of a Client Account, or that is owned by any Client Account; or

any related Covered Security to a security being actively considered for purchase or sale by the Company, such as puts, calls, other options or rights in such security.

Prohibited Conduct. No employee shall, directly or indirectly:

(i)	discuss with or otherwise inform others of actual or contemplated security transaction by the Company on behalf of a Client Account except in the performance of their employment duties or in an official capacity, and then only for the benefit of the Client Account, and not for personal benefit or for the benefit of others;

use knowledge of portfolio transactions made or contemplated for the Company to profit by the market effect of such transactions or otherwise engage in fraudulent conduct in connection with the purchase or sale of a security sold or acquired by the Company;

knowingly take advantage of a corporate opportunity of the Company for personal benefit, or take action with such Person’s obligations to the Company. All securities transactions must be consistent with this Code. Employees must avoid any actual or potential conflict of interest or any abuse of any Person’s position of trust.

PRE-CLEARANCE

No Access Person may buy or sell any Covered Security (including, for the avoidance of doubt, interests in any private funds unaffiliated with Noble-Impact Capital) for personal account unless such employee first receives an approval for such trade. If the security is not on the General Restricted List and if the Compliance Officer has no reason to believe that such transaction would otherwise be in breach of this Code, the Compliance Officer will generate an approval of the trade. If the security is on the General Restricted List, the Compliance Officer will send the request to the NIC Executive, who will have the authority to approve such trade on a case-by-case basis. After being approved, the transaction must be effected within twenty-four hours or a new request must be submitted to the Compliance Officer.

Access Persons shall not directly or indirectly acquire an interest in securities through a Limited Offering or in Initial Public Offering without obtaining the prior consent of the Compliance Officer (or his designee).

EXCLUDED TRANSACTIONS

The following types of transactions do not invoke the trading restrictions of Section VII or the pre-clearance requirements of Section VIII of this Code:

Transactions effected for any account over which the employee has no direct or indirect influence or control and which has been approved by the Compliance Officer pursuant to Section X.(f)

Non-volitional purchases and sales, such as Dividend Reinvestment or “calls” or redemption of securities.

The acquisition of securities by gift or inheritance or disposition of securities by gift to charitable organizations.

REPORTING PROCEDURES

Access Persons shall make the reports set forth below. Any report required to be filed shall not be construed as an admission by the Access Person making such report that he/she has any direct or indirect Beneficial Interest in the security to which the report relates.

Brokerage Accounts. Before effecting personal transactions, each Access Person must (i) inform the brokerage firm of his affiliation with the Company and (ii) make arrangements for the Compliance Officer to receive duplicate account statements either electronically or in hard copy by providing the brokerage firm with a copy of the letter attached hereto as ANNEX L.

Initial Holdings Report. Each Access Person must submit a report, on the form included as Exhibit C-1 hereto, containing the following information within ten days of becoming an Access Person:

-	Title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Interest when the person became an Access Person;
-	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any Covered Securities were held for the direct or indirect benefit of the Access Person as of date the person became an Access Person; and
-	The date that the report is submitted by the Access Person.

The information contained in the initial holdings report must be current as of a date no more than forty-five days prior to the date the person becomes an Access Person.

Quarterly Transaction Reports. Not later than thirty days after the end of each calendar quarter, each Access Person must submit a report which includes the following information with respect to any transaction in a Covered Security (including, for the avoidance of doubt, interests in any private funds unaffiliated with NIC) in an account in which the Access Person had any direct or indirect Beneficial Interest:

-	The date of the transaction, the title, interest rate and date (if applicable), the number of shares and amount of each Covered Security involved;
-	The nature of the transaction (i.e., purchase, sale or other of acquisition or disposition);
-	The price of the Covered Security at which the transaction was effected;
-	The name of the broker, dealer or bank with or through which transaction was effected; and
-	The date that the report is submitted by the Access Person.

An Access Person need not submit a quarterly transaction report if it would duplicate information contained in broker trade confirmations, notices or advices, or account statements previously received by the Compliance Officer.

Annual Holdings Report. Each Access Person shall submit an annual report containing the information required in Section X(b) above as of December 31, within forty-five days after December 31st each year.

Review of Reports. The Compliance Officer shall be responsible for notifying Access Persons of their reporting obligations under this Code and for reviewing submissions by Access Persons. The Compliance Officer will maintain the names of the persons responsible for reviewing these submissions, as well as records of all submissions pursuant to these procedures. No person shall be allowed to review or approve his/her own submission. Such submissions shall be reviewed by the Compliance Officer or other officer who is senior to the person submitting the report.

Exceptions from Reporting Requirements. An Access Person need not submit reports otherwise required to be made pursuant to this Section X with respect to transactions for, and Covered Securities held in, any account over which the Access Person has no direct or indirect influence or control. Access Persons wishing to rely on this exception must receive prior approval from the Compliance Officer. In addition, an Access Person need not submit reports pursuant to Section X(c) with respect to transactions pursuant to an Automatic Investment Plan.

ADMINISTRATION OF CODE

Except as otherwise specifically provided, the Compliance Officer shall be responsible for all aspects of administering this Code and for all interpretative issues arising under the Code. The Compliance Officer or the NIC Executive is responsible for considering any requests for exceptions to, or exemptions from, the Code (e.g., due to personal financial hardship). Any exceptions to, or exemptions from, the Code shall be subject to such additional procedures, reviews and reporting as may be deemed appropriate by the Compliance Officer or the NIC Executive. The Compliance Officer will take whatever action he deems necessary with respect to any officer or employee of the Company who violates any provision of this Code including, among other things, a letter of censure, disgorgement of profits or suspension or termination of the employment of the violator.

RECORDKEEPING REQUIREMENTS

The Company shall maintain records, at its principal place of business, of the following: a copy of each Code in effect during the past five years; a record of any violation of the Code and any action taken as a result of the violation for at least five years after the end of the fiscal year in which the violation occurs; a record of each report made by employees as required in this Code; a record of all persons required to make reports currently and during the past five years; a record of all persons who are or were responsible for reviewing these reports during the past five years; and, for at least five years after approval, a record of any decision and the reasons supporting that decision, to approve an Access Person’s purchase of securities in an Initial Public Offering or a Limited Offering.

EXCEPTIONS TO SECTIONS VII AND VIII OF THIS CODE.

In the event the Company has only one Access Person, the trading restrictions of Section VII and the pre-clearance requirements of Section VIII of this Code may be waived, provided the Company maintains records of the holdings and transactions that Rule 204A-1 would otherwise require be reported.

CONDITION OF EMPLOYMENT OR SERVICE

All employees shall conduct themselves at all times in the best interests of the Company. Compliance with the Code shall be a condition of employment or continued affiliation with the Company and conduct not in accordance shall constitute grounds for actions which may include, but are not limited to, a reprimand, a restriction on activities, disgorgement, termination of employment or removal from office. All employees shall certify annually that they have read and agree to comply in all respects with this Code and that they have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code.

*  *  *  *  *

ACKNOWLEDGEMENT AND CERTIFICATION

I acknowledge that I have read the Code of Ethics and Personal Trading Policy of the Company (a copy of which has been supplied to me, which I will retain for future reference) and agree to comply in all respects with the terms and provisions thereof. I have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code of Ethics and Personal Trading Policy and have complied with all provisions of this Code.

Print Name

Signature

Date

Page 9 of 9